Exhibit 99.1

Company Contact:	Investor Relations Contact:
Wayne Wetherell	Christiane Pelz / Cathy Mattison
ImageWare Systems, Inc.	Lippert/Heilshorn & Associates
858-673-8600	(415) 433-3777
cpelz@lhai.com / cmattison@lhai.com

ImageWare Systems Reports First Quarter 2008 Results

SAN DIEGO, CA, May 20, 2008 - ImageWare® Systems, Inc. (OTC BB: IWSY), a leading developer and provider of identity management solutions, reported financial results for the first quarter ended March 31, 2008.

Jim Miller, ImageWare’s chairman and chief executive officer, stated, “In the first quarter Unisys Canada announced ImageWare’s Multi-Biometric Identity Management solution would be the foundation of a new system to replace the existing application for the Canadian Air Transport Security Authority (CATSA) Restricted Area Identification Card (RAIC) system.  This contract to supply, integrate and manage a new identification management system, using fingerprint and iris biometric technology to instantly verify identities of 100,000 airport workers at 29 airports throughout Canada will run for two years, followed by two additional two-year option periods.  As such, we expect to recognize approximately $2.0 million over the next 10 months from this project, and believe there is longer term potential for additional license revenue.”

“The increased activity we are seeing around HSPD-12 makes us confident our scalable, vendor neutral, open-architected platform and interoperable technologies offer the right solutions to meet the demands of the market trying to meet stringent standards for large biometric projects for corporations and government.  While the industry is experiencing slower than anticipated deployments, we continue to work closely with our prime systems integrator partners on bids and large-scale projects such as the CATSA contract.” Miller concluded.

Total net revenues for the first quarter 2008 were $1.4 million, compared to $1.3 million for the first quarter 2007.  Revenues were lower than the $2.3 million preliminary estimate for the quarter due to certain contractual terms requiring the company to defer recognition on over $1 million in software licenses shipped in the quarter.  However, ImageWare was able to invoice against the shipment for payment.  First quarter 2008 operating expenses totaled $2.9 million, compared to $3.1 million in the first quarter 2007.  The loss from operations in the first quarter 2008 totaled $1.9 million, compared to loss from operations of $2.2 million in the first quarter 2007.  Net loss for the first quarter totaled $1.9 million, compared to net loss of $2.4 million in the first quarter of 2007.  Net loss per share available to common shareholders was $0.22 for the first quarter, of which $0.11 per share was attributable to preferred stock dividends, compared to net loss per share available to common shareholders of $0.21 in the first quarter of 2007, of which $0.03 per share was attributable to preferred stock dividends.

The backlog of product orders at March 31, 2008 was $3.1 million, compared to $867,000 at year end December 31, 2007.

First Quarter and Recent Corporate Highlights
•	Received new orders totaling $3.5 million in the first quarter 2008 from multiple customers for its biometric identity management, secure credential and law enforcement solutions.
•
Received technology excellence and superior performance recognition for the IWS™ Biometric Engine® platform in conjunction with the Technology-to-Sea Excellence Award to the Navy’s Tactical Biometric Collection and Matching System (TBCMS) team.

•	Selected by GE Security for its FUPAC (Florida Uniform Port Access Credential) project.
•	Won a one-year, multiple-award initial task order contract from Boeing Integrated Defense Systems unit.
•	Signed a three-year, royalty-based, worldwide OEM agreement with GE Security as an integral part of its identity management solution offerings.
•	Launched IWS™ Mediator™, a suite of multilingual translation, collaborative and integrated multimodal biometric capabilities.
•	Received Minutiae interoperability Exchange (MINEX) Certification from the National Institute of Standards and Technology (NIST) for the IWS™ Biometric Engine®.
•	Signed a two-year, non-exclusive distribution agreement with iBilt Technologies Ltd., a New Delhi based end-to-end IT solutions provider for government IT business.

Conference Call Information
A conference call on ImageWare’s first-quarter results will be conducted today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) and will be available to all interested parties by dialing 877-407-9210 in the U.S. or 201-689-8049, if outside of the U.S. The call will also be available through a live audio web broadcast at www.iwsinc.com/investors.cfm.

The call will be archived and available for replay from the investor relations page of ImageWare’s web site at www.iwsinc.com until August 19, 2008. The call will also be available for replay until May 22, 2008 by calling 877-660-6853 in the U.S. or 201-612-7415, if outside of the U.S. To access the call, all parties will need the following replay pass codes: Account #286 and Conference ID # 280040.

About ImageWare Systems, Inc.
ImageWare Systems, Inc. is a leading developer and provider of identity management solutions, providing biometric, secure credential, law enforcement and digital imaging technologies. Scalable for worldwide deployment, the Company's biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare's identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare's digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. ImageWare is headquartered in San Diego, with offices in Washington DC and Canada. For more information visit www.iwsinc.com.

Safe Harbor Statement
This news release may contain forward-looking statements made pursuant to the “safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. While these statements are meant to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described. The company's operations and business prospects are always subject to risks and uncertainties. Important facts that may cause actual results to differ are set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.

- Tables to Follow -

IMAGEWARE SYSTEMS, INC.
SELECTED COMPARATIVE FINANCIAL HIGHLIGHTS

In thousands, except share and per share amounts

	Three Months Ended
	March 31,
	2008	2007
Revenues
Product	$777	$709
Maintenance	606	627
Total Revenues	1,383	1,336

Cost of Revenue
Product	139	185
Maintenance	315	294

Gross Profit	929	857
	67%	64%
Operating Expenses
General & administrative	1,101	1,143
Sales and marketing	667	694
Research and development	897	1,186
Depreciation and amortization	201	61
Total Operating Expenses	2,866	3,084

Loss from operations	(1,937)	(2,227)

Interest (income) expense, net	(5)	243
Other (income) expense, net	(28)	(38)

Loss from operations before income taxes	(1,904)	(2,432)

Income taxes	0	0

Net loss	$(1,904)	$(2,432)
Preferred dividends	$(1,878)	$(433)
Net loss available to common shareholders	$(3,782)	$(2,865)

Per share data - basic
Net income (loss) from continuing operations	$(0.11)	$(0.18)
Preferred dividends	$(0.11)	$(0.03)
Basic loss per share available to common shareholders	$(0.22)	$(0.21)

Basic common shares	17,836,698	13,763,224

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS

In thousands

	March 31,	December 31,
	2008	2007
Assets:
Cash	$301	$1,044
Accounts receivable, net	633	425
Inventories	225	130
Other current assets	493	441
Property and equipment, net	259	288
Other assets	780	718
Intangible assets, net	2,290	2,437
Goodwill	3,416	4,452
Total Assets	$8,397	$9,935

Liabilities and Shareholders' Equity:
Current liabilities	$5,760	$5,269
Pension obligation	1,201	1,139
Shareholders' equity	1,436	3,527
Total Liabilities and Shareholders' Equity	$8,397	$9,935